OWNERSHIP INTEREST PURCHASE AGREEMENT

                                  by and among

                                 SFMT-CIS, INC.,

                                  OOO TELEROSS

                                       and

                                 OAO ROSTELECOM

                           --------------------------

                           Dated as of March 13, 2002

                           --------------------------
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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I DEFINITIONS .....................................................    7

ARTICLE II PURCHASE AND SALE OF THE INTEREST ..............................   11

    Section 2.1    Purchase and Sale of the Interest ......................   11

    Section 2.2    The Purchase Price .....................................   11

    Section 2.3    Failure to Close the Transaction .......................   13

ARTICLE III CLOSING .......................................................   13

    Section 3.1    Closing Date ...........................................   13

    Section 3.2    Closing Deliveries .....................................   14

    Section 3.3    Transfer Taxes .........................................   16

ARTICLE IV CERTAIN CONDITIONS .............................................   16

    Section 4.1    Conditions Precedent to the Closing ....................   16

    Section 4.2    Registration of the Amendments .........................   19

    Section 4.3    Release of Escrow in Favor of Seller ...................   20

    Section 4.4    No Liens ...............................................   20

    Section 4.5    Transfer of the Purchase Price .........................   21

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER ........................   21

    Section 5.1    Organization and Authority .............................   21

    Section 5.2    Due Authorization; Binding Obligation ..................   21

    Section 5.3    Non-Contravention ......................................   22

    Section 5.4    Regulatory Approvals ...................................   22

    Section 5.5    Title to the Interest ..................................   22


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    Section 5.6    Organization of the Company ............................   22

    Section 5.7    Legal Proceedings ......................................   22

    Section 5.8    Contracts ..............................................   23

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYERS .......................   23

    Section 6.1    Organization and Authority .............................   23

    Section 6.2    Due Authorization; Binding Obligation ..................   23

    Section 6.3    Non-Contravention ......................................   24

    Section 6.4    Regulatory Approvals ...................................   24

    Section 6.5    GTI Stock ..............................................   24

ARTICLE VII FURTHER AGREEMENTS AND ASSURANCES .............................   25

    Section 7.1    Government Filings and Approvals .......................   25

    Section 7.2    Cooperation in Defense of Action .......................   25

    Section 7.3    Confidentiality ........................................   26

    Section 7.4    Best Efforts; Execution of Additional Documents ........   26

    Section 7.5    Foreign Corrupt Practices Act ..........................   27

ARTICLE VIII CONDITIONS TO BUYERS' OBLIGATIONS ............................   27

    Section 8.1    Accuracy of Representations and Warranties .............   28

    Section 8.2    Performance of Covenants ...............................   28

    Section 8.3    Government Approvals ...................................   28

    Section 8.4    No Legal Proceedings ...................................   28

    Section 8.5    Contracts ..............................................   28

ARTICLE IX CONDITIONS TO SELLER'S OBLIGATIONS .............................   28

    Section 9.1    Accuracy of Representations and Warranties .............   29

    Section 9.2    Performance of Covenants ...............................   29


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    Section 9.3    Government Approvals ...................................   29

    Section 9.4    No Legal Proceedings ...................................   29

ARTICLE X INDEMNIFICATION .................................................   29

    Section 10.1   Indemnification by Seller ..............................   29

    Section 10.2   Indemnification by Buyers ..............................   30

    Section 10.3   Third-Party Claims .....................................   30

ARTICLE XI CHANGE IN LAW ..................................................   31

    Section 11.1   Change in Law Preventing Performance ...................   31

ARTICLE XII TERMINATION PRIOR TO CLOSING DATE .............................   31

    Section 12.1   Noncompliance or Nonperformance Prior to Closing Date ..   31

    Section 12.2   Effect of Termination ..................................   32

ARTICLE XIII MISCELLANEOUS ................................................   32

    Section 13.1   Effectiveness of the Agreement .........................   32

    Section 13.2   Relations between Seller and the Company ...............   32

    Section 13.3   Severability ...........................................   33

    Section 13.4   Integration; Independent Obligations ...................   33

    Section 13.5   Assignment .............................................   33

    Section 13.6   Survival ...............................................   33

    Section 13.7   Counterparts ...........................................   34

    Section 13.8   Headings ...............................................   34

    Section 13.9   Waiver; Requirement of Writing .........................   34

    Section 13.10  Finder's Fees; Brokers .................................   34

    Section 13.11  Expenses ...............................................   34

    Section 13.12  Exclusivity ............................................   34


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    Section 13.13  Notices ................................................   35

    Section 13.14  Applicable Law .........................................   36

    Section 13.15  Dispute Resolution .....................................   36

    Section 13.16  No Insider Trading .....................................   36

    Section 13.17  Public Announcements ...................................   37

    Section 13.18  No Third-Party Beneficiaries ...........................   37

Exhibits

    Exhibit A  List of Contracts

    Exhibit B  Form of GTI Guarantee

    Exhibit C  Form of Registration Rights Agreement

    Exhibit D  Form of Subscription Agreement

    Exhibit E  Form of TeleRoss Promissory Note

    Exhibit F  Form of Seller's Transfer Notice

    Exhibit G  Form of Proxy

    Exhibit H  Form of Buyers' Transfer Notice


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                      OWNERSHIP INTEREST PURCHASE AGREEMENT

      THIS OWNERSHIP INTEREST PURCHASE AGREEMENT, dated as of March 13, 2002 (the "Execution Date"), is made by and among OAO ROSTELECOM, an open joint stock company duly registered and validly existing under the laws of the Russian Federation ("Seller"), SFMT-CIS, INC., a corporation duly organized and validly existing under the laws of the State of Delaware in the United States ("SFMT"), and OOO TELEROSS, a limited liability company duly registered and validly existing under the laws of the Russian Federation ("TeleRoss"). (Seller together with SFMT and TeleRoss, the "Parties" and each individually a "Party"; and SFMT together with TeleRoss, the "Buyers").

                              W I T N E S S E T H :

      WHEREAS:

      (A) Seller is the legal, record and beneficial owner of a 50% (fifty percent) ownership interest (the "Interest") in OOO EDN Sovintel, a limited liability company duly registered and validly existing under the laws of the Russian Federation (the "Company"), and the Interest represents 50% (fifty percent) of the issued, outstanding and authorized charter capital of the Company;

      (B) The Company is a provider of various telecommunications services and owner of telecommunications networks primarily in Moscow and Saint Petersburg, and each of the Buyers desires to obtain the benefit of this business by acquiring the Interest;

      (C) Each of the Buyers desires to purchase from Seller, and Seller desires to sell to the Buyers, all of the Interest upon the terms and subject to the conditions set forth herein;

      (D) The Seller desires to become a shareholder in Golden Telecom, Inc., a corporation duly organized and validly existing under the laws of the State of Delaware in the United States ("GTI") and the parent company of the Buyers;

      (E) The Co-Owner is the second participant in the Company and holds the remaining 50% (fifty percent) of the issued, outstanding and authorized charter capital of the Company; and

      (F) The Company was established by Seller and Co-Owner, and since its establishment has been under joint control of the Seller and Co-Owner through the board of directors of the Company.


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

      NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements hereinafter contained, the Parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      For purposes of this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

      "Act" has the meaning set forth in Section 7.5(a).

      "Action" means any legal, administrative, governmental or regulatory proceeding or other action, suit, proceeding, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation by or before any arbitrator, mediator, court or other Governmental Entity.

      "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the immediately preceding sentence, the term "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

      "Agreement" means this Ownership Interest Purchase Agreement, as the same may be duly amended, modified or supplemented from time to time.

      "Amendments" means all amendments to the Charter and Foundation Agreement of the Company as may be necessary or advisable to reflect the changes in the ownership structure of the Company as a result of the purchase by each of the Buyers of the Interest under this Agreement.

      "Antimonopoly Ministry" means the Ministry for Antimonopoly Policy and Support of Entrepreneurship of the Russian Federation, or any successor entity thereto.

      "Authorization" means any consent, permission, waiver, allowance, novation, authorization, declaration, filing, registration, notification, application, license, permit, certificate, variance, exemption, franchise or other approval issued, granted, given, required or otherwise made available by any Governmental Entity material to the business of a Person.

      "Business Day" means a day upon which banks are open for business in each of the Russian Federation and the United States of America.


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      "Business Property" means the tangible and intangible assets of the
Company as of the Execution Date and on the Closing Date together with all intellectual property owned or used by the Company as of either such dates free from any Liens.

      "Buyers" has the meaning set forth in the Preamble to this Agreement.

      "Buyers' Affiliates" has the meaning set forth in Section 10.1.

      "Cash Consideration" has the meaning set forth in Section 2.2(a)(i).

      "CBR" means the Central Bank of the Russian Federation, or any successor entity thereto.

      "CBR License" means the Authorization issued by the CBR, together with any prior Authorization from the Ministry for Economic Development and Trade of the Russian Federation as may be required, that constitutes necessary and sufficient authorization for the Seller to acquire and hold the Stock Consideration in accordance with all applicable Laws and subject to the terms and conditions of the Subscription Agreement, the Standstill Agreement, the Registration Rights Agreement and the New Shareholders Agreement.

      "Charter" means the charter of the Company registered by the Moscow Registration Chamber on March 30, 2000 and entered into the State Register of Commercial Organizations of the State Registration Chamber on April 10, 2000, as may be amended thereafter.

      "Closing" has the meaning set forth in Section 3.1(a).

      "Closing Date" has the meaning set forth in Section 3.1(a).

      "Company" has the meaning set forth in the Preamble to this Agreement.

      "Contracts" means all agreements, contracts, leases or liabilities listed in Exhibit A.

      "Co-Owner" means Sovinet, Inc., an indirectly wholly-owned Affiliate of GTI.

      "Cut Off Date" has the meaning set forth in Section 2.3.

      "Escrow Agent" means a duly authorized commercial bank in Russia as shall be agreed upon by the Parties.

      "Escrow Agreement" means an agreement to be entered into prior to the Closing Date by and among the Escrow Agent, each of the Buyers and the Seller, setting forth the terms and conditions on which the Escrow Agent will receive and release the Purchase Price to the Seller, or such other arrangement for this purpose as agreed to by the Parties.


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

      "Escrow Account" means the account opened by the Escrow Agent (or any other custodial arrangement or mechanism agreed to by the Parties), subject to the terms and conditions of the Escrow Agreement.

      "Escrow Release" has the meaning set forth in Section 4.3(a).

      "Escrow Release Date" has the meaning set forth in Section 4.3(b).

      "Execution Date" has the meaning set forth in the Preamble hereto.

      "Foundation Agreement" means the foundation agreement of the Company registered by the Moscow Registration Chamber on December 17, 1998 and entered into the State Register of Commercial Organizations of the State Registration Chamber on December 28, 1998, as may be amended thereafter.

      "Governmental Entity" means, in any applicable jurisdiction or international forum, any (a) federal, state, territorial, oblast, okrug, municipal, local or foreign government, (b) court, arbitral or other tribunal,
(c) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity), and including but not limited to international organizations having jurisdiction over matters concerning intellectual property or (d) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

      "GTI" has the meaning set forth in Recital D to this Agreement.

      "GTI Guarantee" means the guarantee to be issued by GTI on the Closing Date for the benefit of Seller relating to, among other things, the guarantee by GTI of the payment obligation of TeleRoss in respect of the TeleRoss Promissory Note, substantially in the form of Exhibit B.

      "GTI Stock" means duly authorized, validly issued, fully paid and nonassessable shares of common stock of GTI, par value US $0.01 per share.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the applicable rules and regulations promulgated thereunder.

      "Interest" has the meaning set forth in Recital A to this Agreement.

      "Interest Transfer Transaction" has the meaning set forth in Section 2.1.

      "Laws" means all laws, statutes, constitutions, treaties, rules, regulations, policies, standards, directives, ordinances, codes, judgments, rulings, orders, writs, decrees, stipulations, normative acts, instructions, information letters, injunctions and determinations of any Governmental Entity.


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

      "Lien" means any charge or claim, community property interest, condition, equitable interest, lien (statutory or otherwise), encumbrance, option, proxy, pledge, security interest, mortgage, right of first refusal, right of first offer, retention of title agreement, defect of title or restriction of any kind or nature, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

      "Material Adverse Effect" means any circumstance, condition, change, effect or development that, individually or in the aggregate, is, or is reasonably likely to be, materially adverse to the business, condition (financial or otherwise), operations, results of operations, assets or liabilities of the Company.

      "Notice on Conditions Precedent" has the meaning set forth in Section 3.1(b).

      "New Shareholders Agreement" means the Shareholders Agreement by and among GTI, certain current shareholders of GTI and Seller to be entered into on or before the Closing Date.

      "Person" means any individual, firm, partnership, joint venture, trust, corporation, limited liability entity, unincorporated organization, estate or other entity (including a Governmental Entity).

      "Purchase Price" has the meaning set forth in Section 2.2(a).

      "Registration Rights Agreement" means the Registration Rights Agreement by and between Seller and GTI to be entered into on or before the Closing Date, substantially in the form of Exhibit C.

      "SEC" means the United States Securities and Exchange Commission, or any successor thereto.

      "Seller" has the meaning set forth in the Preamble to this Agreement.

      "Seller's Affiliates" has the meaning set forth in Section 10.2.

      "SFMT" has the meaning set forth in the Preamble to this Agreement.

      "SFMT Interest" has the meaning set forth in Section 2.1.

      "Standstill Agreement" means the Standstill Agreement among the Seller, GTI, and certain current GTI shareholders to be entered into on or before the Closing Date.

      "Stock Certificate" has the meaning set forth in Section 2.2.(a)(iii).

      "Stock Consideration" has the meaning set forth in Section 2.2.(a)(iii).


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      "Subscription Agreement" means the Subscription Agreement by and between
Seller and GTI to be entered into on or before the Closing Date, substantially in the form of Exhibit D.

      "Taxes" means any present or future taxes, withholding obligations, duties and other charges of whatever nature levied by any Governmental Entity.

      "TeleRoss" has the meaning set forth in the Preamble to this Agreement.

      "TeleRoss Interest" has the meaning set forth in Section 2.1.

      "TeleRoss Promissory Note" has the meaning set forth in Section 2.2(a)(ii), substantially in the form of Exhibit E.

      "Transfer Notice" means the notice of transfer from Seller and each of the Buyers to the Company, which shall be countersigned by an authorized representative of the Company, to be delivered at the Closing, substantially in the form of Exhibit F.

                                   ARTICLE II

                        PURCHASE AND SALE OF THE INTEREST

            Section 2.1 Purchase and Sale of the Interest.

            Subject to all of the terms and conditions of this Agreement and in reliance on the covenants, representations and warranties contained herein, Seller shall sell, convey, transfer, assign and deliver to each of the Buyers, and each of the Buyers shall purchase and acquire from Seller, all of Seller's ownership rights and interest in and to the Interest, free and clear of all Liens (the "Interest Transfer Transaction"). The Interest shall be transferred by the Seller into the ownership of each of the Buyers as follows: (i) 25% (twenty-five percent) of the outstanding participatory interests in the Company shall be transferred to TeleRoss (the "TeleRoss Interest"), and (ii) 25% (twenty-five percent) of the outstanding participatory interests in the Company shall be transferred to SFMT (the "SFMT Interest") on the Closing Date, subject to adjustment as provided for in Section 2.2 (d) (if applicable).

            Section 2.2 The Purchase Price.

            (a) Purchase Price for the Interest. Subject to all of the terms and conditions of this Agreement, Seller shall, in reliance on the covenants, representations and warranties of each of the Buyers contained herein, sell, convey, transfer, assign and deliver to each of TeleRoss and SFMT their respective portions of the Interest as provided for in Section 2.1, and each of TeleRoss and SFMT shall, in reliance on the covenants, representations and warranties of Seller contained herein, purchase and acquire from Seller all of Seller's ownership rights and interest in and to the Interest for the following aggregate consideration:

                  (i) the Russian ruble equivalent of US $10,000,000 (ten million US dollars), calculated at the CBR US Dollar to Russian ruble exchange rate in effect on the Escrow Release Date (the "Cash Consideration") payable in accordance with the terms and conditions of
      Section 2.2(c);


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

                  (ii) a promissory note, guaranteed by GTI, to pay the amount of the Russian ruble equivalent of US $46,000,000 (forty-six million US dollars) calculated at the CBR US Dollar to Russian ruble exchange rate in effect on the date of its payment, issued by TeleRoss in favor of the Seller with a maturity date of ninety days after the date of deposit thereof with the Escrow Agent (the "TeleRoss Promissory Note"), and which shall be substantially in the form of Exhibit E; and

                  (iii) 15% of the issued and outstanding shares of GTI Stock as of the Closing Date (the "Stock Consideration") represented by a stock certificate issued in the name of the Seller with duly executed stock powers attached (the "Stock Certificate"), as subscribed by the Seller pursuant to, and subject to the terms and conditions of, the Subscription Agreement.

            The consideration set forth in paragraphs (i), (ii) and (iii) above shall be hereinafter collectively referred to as the "Purchase Price". The obligations of the Buyers in respect of payment of the Purchase Price shall be borne by each of the Buyers equally (subject to Section 2.2(d) below).

            (b) Adjustment of the Stock Consideration. If at any time after the Closing Date and on or before the Escrow Release Date, GTI issues to any Person any warrants, options or convertible securities or other rights to acquire shares of GTI Stock (the "Derivative Rights"), the Seller shall have the right, but not an obligation, to maintain its percentage ownership of GTI Stock received on the Closing Date by acquiring Derivative Rights from GTI, so as to ensure that assuming full exercise of all Derivative Rights available to any Person prior to the Escrow Release Date, the Seller shall maintain the percentage ownership of GTI Stock acquired on the Closing Date. The Parties acknowledge and agree that the Seller shall have the right to acquire any additional Derivative Rights pursuant to this Section 2.2(b) on the same terms and conditions (including price and payment terms), and subject to all restrictions, as those available to or imposed upon any Person acquiring such Derivative Rights. The Buyers undertake to cause GTI to notify the Seller of any Derivative Rights granted with respect to GTI Stock during the above period and offer to the Seller to acquire such additional Derivative Rights as may be necessary to maintain the percentage ownership of GTI Stock acquired by the Seller on the Closing Date. Within ten (10) days of such notification the Seller shall have the right to accept the offer to acquire such additional Derivative Rights on the terms stated therein, provided that no such Derivative Rights may be acquired or exercised by the Seller in the event the Seller fails to obtain any required Authorization (including, without limitation, the relevant Authorization from the CBR).

            (c) Payment of the Purchase Price. Subject to Section 4.1 and
Article VIII, on the Closing Date, (i) TeleRoss and SFMT (or either of them) shall pay or cause to be paid


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the Cash Consideration initially in US Dollars into the Escrow Account, which amount shall then be payable to the Seller by the Escrow Agent in Rubles calculated at the CBR Dollar to Ruble exchange rate in effect on the Escrow Release Date subject to the terms of this Agreement and the Escrow Agreement, provided that each of the Buyers shall pay such amount of the Cash Consideration so as to ensure that the aggregate value of consideration paid or provided by each Buyer or caused to be paid or provided by each Buyer hereunder shall be equal, subject to the terms of Section 2.2(d) below; (ii) TeleRoss shall cause the TeleRoss Promissory Note to be issued and deposited into the Escrow Account; and (iii) SFMT shall cause the Stock Certificate to be deposited into the Escrow Account, together with a duly authorized and executed stock power, with guaranteed signatures, in proper form for transfer of the Stock Consideration to GTI. It is understood and agreed that the Purchase Price shall be deemed paid as provided in the final paragraph of Section 2.2.(a).

            (d) Adjustment. Notwithstanding anything in this Section 2.2 to the contrary, in the event that SFMT is unable, for any reason whatsoever, to pay or cause to be paid its respective portion of the Cash Consideration to the Escrow Account, the relative proportions of the Interest to be transferred to TeleRoss and SFMT as set forth in Section 2.1 shall be adjusted to correspond to the contribution to the Purchase Price to be made by each of the Buyers, provided that the aggregate Purchase Price shall remain unchanged, and provided further that Buyers will acquire title to the entire Interest (which is not subject to any adjustments whatsoever). If the Buyers shall elect to so adjust their respective proportions in the Interest, then Buyers shall notify Seller of such adjustment no later than five (5) days prior to the Closing Date.

            Section 2.3 Failure to Close the Transaction.

            Notwithstanding anything herein to the contrary, if the Closing Date shall not have occurred on or before the date that is six months after the Execution Date (the "Cut Off Date"), then, as of the Cut Off Date, unless the Parties agree otherwise, this Agreement shall terminate and be of no further force and effect and the Parties shall cease to have any obligations hereunder.

                                   ARTICLE III

                                     CLOSING

            Section 3.1 Closing Date.

            (a) The closing of the Interest Transfer Transaction (the "Closing") shall take place on the next Business Day following the delivery by either of the Buyers to Seller of the Notice on Conditions Precedent in accordance with
Section 3.1(b) or at such other date and time as the Parties may agree. The date and time at which the Closing actually occurs is referred to herein as the "Closing Date".


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

            (b) Within five (5) Business Days after the occurrence or performance to the Buyers' satisfaction (or waiver thereof in its sole discretion as applicable) of each of the conditions precedent set forth in
Section 4.1 and each of the Conditions Precedent to Buyers' Obligations set forth in Article VIII, the Buyers or either of them shall deliver a written notice to the Seller that said conditions have occurred, been performed or been waived, as applicable (the "Notice on Conditions Precedent"). Neither of the Buyers shall unreasonably delay the issue of such Notice on Conditions Precedent. In respect of any conditions precedent for which the Seller is responsible, the Seller shall immediately provide the Buyers (or either of them) with a written notice upon satisfaction of such conditions precedent.

            (c) On the Closing Date, the following shall occur and shall be a condition for signing of the Transfer Notice by Seller:

                  (i) Seller and GTI shall enter into the Registration Rights Agreement, which will become effective upon release of the Stock Certificate by the Escrow Agent to the Seller as provided for herein and in the Escrow Agreement;

                  (ii) Seller, GTI and certain shareholders of GTI shall enter into the New Shareholders Agreement and the Standstill Agreement each of which will become effective upon release of the Stock Certificate by the Escrow Agent to the Seller as provided for herein and in the Escrow Agreement; and

                  (iii) Seller and GTI shall enter into the Subscription Agreement which will become effective as of the Closing Date.

            Section 3.2 Closing Deliveries.

            (a) On or before the Closing Date, Seller covenants and agrees to deliver to the Buyers (or either of them) the following:

                  (i) written notice from Seller that all conditions precedent for which Seller is responsible have been satisfied;

                  (ii) a notarized copy of the CBR License;

                  (iii) a copy of the duly executed Transfer Notice from Seller and each of the Buyers to the Company, stating that, in accordance with the terms and conditions of this Agreement, Seller has transferred full ownership rights to the Interest to TeleRoss and to SFMT, and TeleRoss and SFMT have accepted such ownership rights, which Transfer Notice shall have been countersigned by an authorized representative of the Company; provided, however, that the Transfer Notice shall be executed by the Seller only after the occurrence of the actions set out in Section 3.1(c);

                  (iv) an original of the Amendments stamped with the Company's seal, as well as originals of any other documents that are necessary in accordance with


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

      the Laws of the Russian Federation to transfer to TeleRoss and SFMT, respectively, all ownership rights in and to the Interest and to register the Amendments with all relevant Governmental Entities, including, without limitation, minutes of the general meeting of participants of the Company approving the Amendments, all dated (or sealed) not more than five (5) Business Days prior to the Closing Date;

                  (v) an original or notarized copy of the resolution adopted by Seller, its board of directors and/or other governing body, as appropriate, evidencing the due authorization of Seller to enter into and perform all of its obligations under this Agreement, including, but not limited to, taking such actions as are required of it on the Closing Date, and the execution, delivery and performance of all other agreements, instruments or other documents contemplated hereby;

                  (vi) an irrevocable proxy in favor of SFMT permitting SFMT to vote the Stock Consideration in its sole discretion, to the extent possible under applicable Laws, and until such time as the Amendments have been registered in accordance with, and subject to the terms and conditions of, Section 4.2 and the Escrow Release has occurred, to be substantially in the form of Exhibit G;

                  (vii) a stock power for the Stock Consideration in favor of GTI as provided for in Section 2.2(c);

                  (viii) all other instruments, agreements, certificates, opinions and documents required to be delivered by Seller or the Company on or prior to the Closing Date pursuant to this Agreement; and

                  (ix) an opinion of counsel to Seller, reasonably satisfactory to the Buyers.

            (b) On or before the Closing Date, and subject to occurrence or performance of each of the conditions precedent set forth in Section 4.1 and each of the Conditions Precedent to Buyers' Obligations set forth in Article VIII, each of the Buyers, or either of them as required, covenants and agrees to deliver to the Seller the following:

                  (i) the Notice on Conditions Precedent;

                  (ii) instructions for deposit of the Cash Consideration into the Escrow Account (as provided in Section 2.2(c)) in the form of a facsimile payment instruction issued to the bank responsible for transfer of the Cash Consideration, with an acknowledgement from such bank and confirmation from the Escrow Agent;

                  (iii) a letter from a reputable bank selected by TeleRoss to the effect that such bank has agreed to assist TeleRoss in meeting its payment obligations under this Agreement;


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

                  (iv) an acknowledgment of receipt of the TeleRoss Promissory Note and the GTI Guarantee, issued by the Escrow Agent, pursuant to the terms and conditions of the Escrow Agreement;

                  (v) an acknowledgment of receipt by the Escrow Agent of the Stock Certificate and the stock power in favor of GTI (as provided in Section 2.2(c));

                  (vi) an acknowledgment of receipt issued by the Escrow Agent of a notice of transfer, undated and signed by each of the Buyers, in substantially the form attached hereto as Exhibit H;

                  (vii) original or notarized copies of the resolutions adopted by each Buyer, its board of directors and/or other governing body, as appropriate, evidencing the due authorization of each Buyer to enter into and perform its obligations under this Agreement;

                  (viii) all other instruments, agreements, certificates, opinions and documents required to be delivered by either Buyer on or prior to the Closing Date pursuant to this Agreement; and

                  (ix) an opinion of counsel to each of the Buyers reasonably satisfactory to the Seller.

            Section 3.3 Transfer Taxes.

            All applicable sales, withholding, and transfer Taxes (including any stock transfer Taxes due as a result of the purchase and sale of the Interest and Taxes, if any, imposed upon the transfer of real and personal property) and filing, recording, registration, stamp, documentary and other Taxes and fees payable in connection with any of the transactions contemplated hereby will be the responsibility of, and be paid by, the appropriate Party in accordance with applicable Law. All payments to be made by either of the Buyers in connection with this Agreement are inclusive of any value added or similar Taxes, which may be imposed from time to time.

                                   ARTICLE IV

                               CERTAIN CONDITIONS

            Section 4.1 Conditions Precedent to the Closing.

            (a) The performance or occurrence of the following conditions to the satisfaction of each of the Buyers (or waiver thereof as applicable), shall be conditions precedent to the Closing as provided in Section 3.1 above:

                  (i) As promptly as practicable, but in no event later than twenty-one (21) calendar days following the Execution Date, the Buyers shall have conducted legal, financial and other due diligence on the Company without impediment and with the full cooperation of Seller and the Company, and the results thereof shall have been found to be in all material respects satisfactory to the Buyers acting reasonably;

                  (ii) The board of directors or shareholders of SFMT as may be required by applicable Law and SFMT's constitutive documents shall have approved the purchase by SFMT of the SFMT Interest and the execution, delivery and performance of this Agreement, and the execution, delivery and performance of all other agreements, instruments or other documents contemplated hereby, including the Escrow Agreement (as appropriate);

                  (iii) The board of directors or shareholders of GTI as may be required by applicable Law and GTI's constitutive documents shall have approved the execution, delivery and performance of this Agreement, the transfer of the Stock Consideration and the execution, delivery and performance of all other agreements, instruments or other documents contemplated hereby, including the GTI Guarantee, the Subscription Agreement, the Registration Rights Agreement, the New Shareholders Agreement and the Standstill Agreement (as appropriate) and, if necessary, all transactions of SFMT and TeleRoss as GTI's Affiliates contemplated hereunder;

                  (iv) The board of directors or participants of TeleRoss as may be required by applicable Law and TeleRoss' constitutive documents shall have approved the purchase by TeleRoss of the TeleRoss Interest and the execution, delivery and performance of this Agreement, and the execution, delivery and performance of all other agreements, instruments or documents contemplated hereby, including the Escrow Agreement (as appropriate);

                  (v) The board of directors and/or other governing body of Seller as may be required by applicable Law and the Seller's constitutive documents shall have approved the sale of the Interest and the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and the execution, delivery and performance of all other agreements, instruments or other documents contemplated hereby, including the Escrow Agreement, the Subscription Agreement, the Registration Rights Agreement, the New Shareholders Agreement and the Standstill Agreement (as appropriate), and receipt of the Cash Consideration, the TeleRoss Promissory Note, and the Stock Consideration, all subject to the terms and conditions of this Agreement, the Subscription Agreement, the New Shareholders Agreement, the Standstill Agreement, the Registration Rights Agreement and any other agreements, instruments or documents which may be required in connection herewith or therewith;

                  (vi) Seller shall have obtained the CBR License permitting Seller to receive and hold the Stock Consideration as envisaged by this Agreement;

                  (vii) The Amendments and all other necessary or appropriate documents shall have been duly approved by the general meeting of participants of the Company in accordance with applicable Law and the Charter; provided, that the Buyers (or either of them) shall use their reasonable best efforts to cause the Co-Owner (A) to provide to the Seller assistance with respect to the convocation and holding of such general meeting of participants of the Company and (B) to vote in favor of the issues on the agenda of such general meeting of participants of the Company as may be necessary to carry out the transactions contemplated hereby;

                  (viii) As promptly as practicable, but in no event later than fourteen (14) calendar days following the Execution Date, the Seller shall have given written notice to the Co-Owner, and the Company itself, of its intention to sell the Interest to TeleRoss and SFMT;

                  (ix) TeleRoss and SFMT each shall have received the appropriate Authorization from the Antimonopoly Ministry allowing them to acquire their respective Interests;

                  (x) Any waiting period applicable to the transfer of the Stock Consideration under the HSR Act shall have expired;

                  (xi) Seller and GTI shall have entered into the Subscription Agreement and the Registration Rights Agreement;

                  (xii) Seller, GTI and certain shareholders of GTI shall have entered into the Standstill Agreement;

                  (xiii) Seller, GTI and certain shareholders of GTI shall have entered into the New Shareholders Agreement; and

                  (xiv) GTI shall have issued the GTI Guarantee.

            (b) The performance or occurrence of the following conditions to the satisfaction of the Seller (or waiver thereof as applicable), shall be conditions precedent to the Closing as provided in Section 3.1 above:

                  (i) As promptly as practicable, but in no event later than 5 Business Days following the delivery of notice specified in Section 4.1.(a)(viii), the Buyers (or either of them) shall provide to the Seller, or shall ensure that the Seller is provided with, duly executed waivers from GTI's Affiliate holding the other 50% (fifty percent) of the issued, outstanding and authorized charter capital of the Company, and the Company itself, of their respective pre-emptive rights to purchase the Interest (such waivers shall be in form and substance reasonably satisfactory to the Seller);

                  (ii) The board of directors and/or other governing body of each of the Buyers (as appropriate) shall have approved the purchase of the Interest and the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and the execution, delivery and performance of all other agreements, instruments or other documents contemplated hereby, and payment or issue of the Cash Consideration and the TeleRoss Promissory Note, all subject to the terms and conditions of this Agreement, the Escrow Agreement, the Subscription Agreement, the New Shareholders Agreement, the Standstill Agreement and the Registration Rights Agreement (as appropriate) and any other agreements, instruments or documents which may be required in connection therewith;

                  (iii) The board of directors or shareholders of GTI as may be required by applicable Law and GTI's constitutive documents shall have approved the execution, delivery and performance of this Agreement, the transfer of the Stock Consideration and the execution, delivery and performance of all other agreements, instruments or other documents contemplated hereby, including the GTI Guarantee, the Subscription Agreement, the Registration Rights Agreement, the New Shareholders Agreement and the Standstill Agreement (as appropriate) and, if necessary, all transactions of SFMT and TeleRoss as GTI's Affiliates contemplated hereunder; and

                  (iv) As promptly as practicable, but in no event later than twenty-one (21) calendar days following the Execution Date, Seller shall have conducted legal, financial and other due diligence of GTI without impediment and with the full cooperation of each of the Buyers, and the results thereof shall have been found to be in all material respects satisfactory to Seller acting reasonably.

            Section 4.2 Registration of the Amendments

            (a) No later than five (5) days following Closing Date, the Seller and each of the Buyers shall cause the Company to file the Amendments and all other required documents necessary in connection with the registration of the Amendments with all relevant Governmental Entities, which registration shall be completed to the satisfaction of the Buyers no later than 60 (sixty) days after the Closing Date.

            (b) In the event that the registration of the Amendments is not performed or does not occur as provided above, the Buyers shall promptly notify Seller of such non-performance or non-occurrence and, within 30 (thirty) calendar days of receipt of such notification, Seller shall cause the performance or occurrence of the registration of the Amendments as provided for in Section 4.2(a). In the event that Seller is unwilling or unable to cause such performance or occurrence of these conditions within 30 (thirty) calendar days after receipt of such notice, the Buyers may pursue any remedy available to the Buyers, including the right to terminate this Agreement unilaterally. In such event, either Buyer shall have the right to present a notice to the Escrow Agent (with a copy to the Seller) in response to which the Cash Consideration (in the form as initially deposited with the Escrow Agent), the TeleRoss Promissory Note, the GTI Guarantee and the Stock Consideration (together with the stock power in favor of GTI as provided for in Section 2.2.(c)) shall be unconditionally released from the Escrow Account in favor of the Buyers in accordance with the terms of the Escrow Agreement and the title to the Interest shall be unconditionally transferred to Seller (and the Buyers shall execute such documents as may be required to ensure that title to the Interest is so transferred to Seller).

            Section 4.3 Release of Escrow in Favor of Seller.

            (a) After the Closing and subject to the terms and conditions of the Escrow Agreement, the Purchase Price shall be released to the Seller upon satisfaction of each of the following conditions (the "Escrow Release"):

                  (i) the Buyers shall have presented to the Escrow Agent an original copy of the Amendments as duly registered with all relevant Governmental Entities in accordance with applicable Laws, including, without limitation, the Moscow Registration Chamber and the State Registration Chamber under the Ministry of Justice of the Russian Federation, and in all respects, (1) TeleRoss shall be deemed, under applicable Law, to be the exclusive owner of the TeleRoss Interest, free and clear of any Liens, and (2) SFMT shall be deemed, under applicable Law, to be the exclusive owner of the SFMT Interest, free and clear of any Liens; and

                  (ii) the Seller shall have presented a certificate signed by the General Director of the Seller and dated as of the Escrow Release Date, to the effect that the CBR License has not been revoked, cancelled or annulled and shall be in full force and effect.

            (b) In accordance with the terms of the Escrow Agreement, the Purchase Price shall be released by the Escrow Agent in its entirety on the next Business Day immediately following the first day on which each of the conditions set forth in Section 4.3(a) shall have been fulfilled to the satisfaction of the Buyers (the "Escrow Release Date").

            (c) As of the Escrow Release Date, the Registration Rights Agreement, the Standstill Agreement and the New Shareholders Agreement shall become effective, subject to satisfactory fulfillment of all other conditions to their respective effectiveness as provided for therein.

            Section 4.4 No Liens.

            (a) Notwithstanding anything to the contrary herein, on the Closing Date, the Buyers shall obtain the Interest free and clear of any Liens, including, for the avoidance of doubt, any Liens arising by operation of law or otherwise, in favor of any Person, including the Seller.

            (b) Notwithstanding anything to the contrary herein, on the Closing Date, the Seller shall obtain the Stock Consideration free and clear of any Liens, other than any Lien arising under this Agreement or any other agreement to be executed in connection herewith or in connection with the transactions contemplated hereby, including, for the avoidance of doubt, any Liens arising by operation of law or otherwise, in favor of any Person, including either of the Buyers or GTI.

            Section 4.5 Transfer of the Purchase Price.

            The Purchase Price shall be transferred to the Seller on the Escrow Release Date. Seller agrees and covenants that until the Escrow Release Date or the Cut Off Date, whichever shall occur earlier, it shall not assign, sell, transfer or permit to exist any Lien with respect to either of the TeleRoss Promissory Note or the Stock Consideration, other than in favor of SFMT or its Affiliates. Each of the Buyers agrees and covenants that until the Escrow Release Date or the Cut Off Date, whichever shall occur earlier, it shall not assign, sell or transfer in any manner whatsoever, whether in whole or in part, or permit to exist any Lien with respect to the Interest, or any portion thereof, or allow the Interest to be diluted, whether by virtue of a charter capital increase of the Company or exercise of any rights of any Persons or otherwise, or dispose in any manner whatsoever of any assets or properties of the Company without the prior written consent of the Seller, the disposal of which would result in a Material Adverse Effect.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller hereby represents and warrants to each of the Buyers as of the date hereof, the Closing Date, and the Escrow Release Date (unless otherwise indicated), as follows:

            Section 5.1 Organization and Authority.

            Seller is an open joint stock company duly organized and validly existing under the Laws of the Russian Federation, with full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

            Section 5.2 Due Authorization; Binding Obligation.

            The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller. This Agreement constitutes the valid and binding obligations of Seller, enforceable in accordance with its terms, subject to the qualification, however, that the enforcement of the rights and remedies created hereby is subject to bankruptcy and other similar laws of general application relating to or affecting the rights and remedies of creditors and that the availability of the remedy of specific enforcement or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought. For the avoidance of doubt, the Parties acknowledge that the Closing hereunder is subject to the satisfaction of certain conditions precedent as provided herein.

            Section 5.3 Non-Contravention.

            The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and will not, with or without the giving of notice or the lapse of time, or both, violate, conflict with, result in the breach of or constitute a default under, or give rise to any right of termination, cancellation or acceleration of any Authorization and Contract or obligation of Seller to any Person or result in the creation of any Lien upon any property or assets of the Seller under any of the terms, conditions or provisions of (1) the charter documents or by-laws or other constitutive documents of Seller, or (2) any covenant or agreement to which Seller, or any Contract to which the Seller, is a party or by which the Seller's property or assets are bound, or (3) any Law in respect of which Seller is subject, other than, in the case of clauses (2) and (3) above, any such items that, individually or in the aggregate, would not result in a Material Adverse Effect or adversely affect the ability of the Seller to consummate the transactions contemplated hereby.

            Section 5.4 Regulatory Approvals.

            Except for the CBR License and satisfaction of any requirements under the HSR Act, the Seller is not required to obtain any Authorization, in connection with the execution, delivery and performance of this Agreement by Seller, or the consummation of the transactions contemplated hereby.

            Section 5.5 Title to the Interest.

            As of the Execution Date and up through the Closing Date, Seller is the legal, beneficial and record owner of the Interest and such ownership is free and clear of any Liens. The Interest constitutes 50% (fifty percent) of the participatory interests (ownership) of the Company. On the Closing Date, Seller will convey to the Buyers sole and exclusive ownership of the Interest, free and clear of any Liens.

            Section 5.6 Organization of the Company.

            As of the Execution Date and up through the Closing Date, the Company is a limited liability company duly organized, validly existing and in good standing under the laws of the Russian Federation, with full power and authority to carry on its business as currently conducted by it and to own, lease and operate the Business Property.

            Section 5.7 Legal Proceedings.

            (a) To the best knowledge of the Seller, there are no Actions material to the business or condition of the Company pending or threatened against, relating to or affecting the Company or any of its assets and properties which (i) could reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or otherwise result in a material diminution of the benefits contemplated by this Agreement to the Buyers, or (ii) if determined adversely to the Company, could reasonably be expected to result in (x) any injunction or other equitable relief against the Company that would interfere in any material respect with its business or operations or (y) losses by the Company, individually or in the aggregate with losses in respect of other such actions or proceedings, exceeding $100,000 or its equivalent in any other currency; and

            (b) there are no facts or circumstances known to Seller that could reasonably be expected to give rise to any action or proceeding that would be required to be disclosed pursuant to paragraph (a) above.

            Section 5.8 Contracts.

            All Contracts are in full force and effect and are legally binding and enforceable by and against the parties thereto.

                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF BUYERS

            Each of the Buyers hereby represents and warrants to the Seller as to itself as of the date hereof, the Closing Date and the Escrow Release Date, as follows:

            Section 6.1 Organization and Authority.

            (a) SFMT is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

            (b) TeleRoss is a limited liability company duly organized and validly existing under the Laws of the Russian Federation, with full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

            (c) Both SFMT and TeleRoss shall remain Affiliates of GTI until the Escrow Release Date or the Cut Off Date (whichever shall occur earlier) inclusive.

            Section 6.2 Due Authorization; Binding Obligation.

            The execution, delivery and performance by each of the Buyers of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each Buyer. This Agreement has been duly and validly executed and delivered by each Buyer. This Agreement constitutes the valid and binding obligations of each Buyer, enforceable in accordance with its terms, subject to the qualification, however, that the enforcement of the rights and remedies created hereby is subject to bankruptcy and other similar laws of general application relating to or affecting the rights and remedies of creditors and that the availability of the remedy of specific enforcement or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought. For the avoidance of doubt, the Parties acknowledge that the Closing hereunder is subject to the satisfaction of certain conditions precedent as provided herein.

            Section 6.3 Non-Contravention.

            The execution, delivery and performance of this Agreement by each Buyer and the consummation of the transactions contemplated hereby do not and will not, with or without the giving of notice or the lapse of time, or both, violate, conflict with, result in the breach of or constitute a default under, or give rise to any right of termination, cancellation or acceleration of Authorization or obligation of either Buyer to any Person, or result in the creation of any Lien upon the property or assets of either Buyer under, any of the terms, conditions or provisions of (1) the charter documents, certificate of incorporation or by-laws or other constitutive documents of either Buyer, or (2) any covenant or agreement to which either Buyer is a party or by which the property or the assets of each Buyer are bound, or (3) any Law in respect of which either Buyer is subject, other than, in the case of clauses (2) and (3) above, any such items that, individually or in the aggregate, would not have a Material Adverse Effect or adversely affect the ability of either Buyer to consummate the transactions contemplated hereby.

            Section 6.4 Regulatory Approvals.

            Subject to each Buyer obtaining such Authorization as may be required from the Antimonopoly Ministry to acquire the Interest and satisfaction of any requirements under the HSR Act, as applicable, neither Buyer is required to file, seek or obtain any Authorization, in connection with the execution, delivery and performance of this Agreement by either Buyer, or the consummation of the transactions contemplated hereby.

            Section 6.5 GTI Stock

            The shares of GTI Stock to be issued to Seller pursuant to this Agreement as the Stock Consideration will be duly authorized, validly issued and non-assessable.

                                   ARTICLE VII

                        FURTHER AGREEMENTS AND ASSURANCES

            Section 7.1 Government Filings and Approvals.

            (a) Each of Seller, TeleRoss and SFMT agrees to use its best efforts to comply promptly with all requests or requirements which applicable Law or any Governmental Entity may impose on them with respect to the transactions which are the subject of this Agreement. The best efforts of Seller, TeleRoss and SFMT shall include, but shall not be limited to, a good faith response, in cooperation with one another, to all requests for information, documentary or otherwise, by any Governmental Entity; provided, however, that neither of the Buyers nor any of their Affiliates shall be required to divest any operations, assets or business.

            (b) In addition to the obligations under subsection (a) immediately above, as promptly as practicable, but in no event later than 21 days following the Execution Date, Seller shall, and SFMT shall cause GTI to, complete the filings required pursuant to the HSR Act (if applicable). Seller and SFMT shall diligently undertake, and fully cooperate with each other and GTI in the taking of, all actions and provide any and all additional information required or reasonably requested in order to comply with the requirements of the HSR Act. Seller shall pay any fee related to the filings required under the HSR Act. Seller and SFMT shall use their respective best efforts to ensure that any applicable waiting periods under the HSR Act expire as promptly as practicable and that any objections to the transfer of the Stock Consideration hereunder are promptly withdrawn. Nothing under this Section 7.1(b) shall obligate any Party to sell or otherwise dispose of any assets pursuant to any requirement imposed as a condition to clearance of the transfer of the Stock Consideration by any Governmental Entity.

            (c) In addition to the obligations under subsection (a) immediately above, as promptly as practicable, but in no event later than 30 days following the Execution Date, Seller shall complete the filings required in order to obtain the CBR License.

            (d) As promptly as practicable, but in no event later than 30 days following the Execution Date, the Buyers (or either of them) shall cause GTI to deliver to the Seller true and complete copies of the financial statements of GTI for the last three years of its activity.

            Section 7.2 Cooperation in Defense of Action.

            In the event that on or before the Escrow Release Date either of the Buyers or the Seller shall become aware that the Company is threatened by, subject to or is liable to be subject to an Action, the Buyers and Seller agree to promptly notify each other to such effect and to cooperate fully and in good faith in defending against or bringing a counterclaim in respect of such Action. The Parties further agree to take (and to cause the Company to take, as required) all necessary steps, including without limitation executing any required legal instruments, in furtherance of defending the Company or bringing a counterclaim in respect of such Action.

            Section 7.3 Confidentiality.

            (a) Seller shall, and shall cause each of its Affiliates and each of the representatives of Seller and its Affiliates to (i) maintain in confidence any and all information concerning this Agreement, the transactions contemplated hereby and the Company and each of TeleRoss and SFMT and (ii) refrain from using any and all such information for their own benefit or in competition with or otherwise to the detriment of TeleRoss, SFMT or their Affiliates, or the Company. It is understood that Seller shall have no liability hereunder for disclosure or use of any such information which (1) is in or, through no fault of Seller, its Affiliates, the representatives of Seller or its Affiliates, comes into the public domain, or (2) was acquired by Seller from other sources after the Closing Date, provided such sources are not, to Seller's knowledge, bound by any confidentiality agreement with TeleRoss, SFMT, any Affiliate of TeleRoss or SFMT or the Company or (3) which Seller is legally required to disclose pursuant to a request of, or obligation to, any Governmental Entity or in accordance with any applicable Law, SEC or NASDAQ regulation or as otherwise advised by legal counsel.

            (b) Each of TeleRoss and SFMT shall, and shall cause each of their Affiliates and each of the representatives of each of TeleRoss and SFMT and their Affiliates to (i) maintain in confidence any and all information concerning this Agreement, the transactions contemplated hereby and Seller and
(ii) refrain from using any and all such information for their own benefit or in competition with or otherwise to the detriment of the Seller. It is understood that each of TeleRoss and SFMT shall have no liability hereunder for disclosure or use of any such information which (1) is in or, through no fault of TeleRoss or SFMT, either of their Affiliates, the representatives of TeleRoss or SFMT or their Affiliates, comes into the public domain, or (2) was acquired by TeleRoss or SFMT from other sources after the Closing Date, provided such sources are not, to TeleRoss or SFMT's knowledge, bound by any confidentiality agreement with Seller, any Affiliate of Seller or the Company or (3) which TeleRoss or SFMT is legally required to disclose pursuant to a request of, or obligation to, any Governmental Entity or in accordance with any applicable Law, SEC or NASDAQ regulation or as otherwise advised by legal counsel.

            Section 7.4 Best Efforts; Execution of Additional Documents.

            (a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to cause the Closing and the Escrow Release, to occur.

            (b) Without further consideration, within a reasonable period of time after the Closing, as and when requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, to the other Party or Parties all such documents and instruments, and shall take, or cause to be taken, all such other actions, as the first Party may reasonably deem necessary or desirable to evidence the consummation of the transactions contemplated by this Agreement and carry out any post-closing matters provided for hereunder.

            Section 7.5 Foreign Corrupt Practices Act.

            (a) The Parties represent and acknowledge that certain applicable Laws of both the Russian Federation and of the United States of America shall apply to the transactions contemplated by this Agreement. The Parties represent that each is familiar with the United States Foreign Corrupt Practices Act of 1977, as amended (the "Act"), and, in particular, with the provisions of the Act which prohibit the payment or giving anything of value either directly or indirectly by a representative of a company formed in a jurisdiction of the United States of America to an official of a foreign government (including political party officials and candidates for public office) for the purpose of influencing an act or decision in his or her official capacity, or inducing him or her to use his or her influence with the foreign government or any Governmental Entity thereof, to assist a company in obtaining or retaining business for or with, or directing business, to any Person.

            (b) Seller represents and warrants that no part of the consideration to be provided hereunder will be accepted or used by Seller, nor will the Seller, take any action that would constitute a violation of the Act.

            (c) Each Buyer represents and warrants that such Buyer will not take any action that would constitute a violation of the Act.

            (d) If either Buyer determines that the Seller has taken any action, or has requested or authorized any action, that could constitute a violation of the Act, then such Buyer shall have all remedies available to it at law or in equity against the Seller for breach thereof.

            (e) If the Seller determines that either Buyer has taken any action, or has requested or authorized any action, that could constitute a violation of the Act, then the Seller shall have all remedies available to it at law or in equity against the Buyers for breach thereof.

            (f) All payments to Seller shall be solely by bank transfer, delivery of a promissory note or transfer of securities pursuant to the Subscription Agreement; no payment shall be in cash and no payment shall be made to any Person other than Seller.

                                  ARTICLE VIII

                        CONDITIONS TO BUYERS' OBLIGATIONS

            In addition to the matters addressed in Article IV of this Agreement, the obligations of the Buyers to proceed with the Closing, are subject to the satisfaction, or waiver in writing by either of TeleRoss or SFMT on or prior to the Closing Date, respectively, of the following conditions:

            Section 8.1 Accuracy of Representations and Warranties.

            The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects (and those qualified as to materiality shall be true and correct in all respects) as of the Execution Date and the Closing Date as though made as of such dates (unless specific dates are otherwise indicated in the text of such representations and warranties) and Seller shall have delivered to the relevant Buyer a certificate to that effect, dated as of such dates, and signed by the duly elected and authorized general director of Seller.

            Section 8.2 Performance of Covenants.

            Each and all of the covenants and agreements of Seller to be performed or complied with prior to the Closing Date respectively shall have been duly performed or complied with by Seller in all respects, and Seller shall have delivered to the relevant Buyer a certificate to that effect, dated as of such date, and signed by the duly elected and authorized general director of Seller.

            Section 8.3 Government Approvals.

            Any and all Authorizations or other administrative authority required from any Governmental Entity to proceed with the transactions contemplated hereby shall have been obtained by each of TeleRoss, SFMT, Seller or the Company.

            Section 8.4 No Legal Proceedings.

            No injunction shall be in effect prohibiting or restraining the transactions contemplated by this Agreement and no Action shall have been commenced or threatened by any Governmental Entity to restrain or challenge the transactions contemplated by this Agreement or seeking to obtain material damages from either or both of the Buyers or their Affiliates or the Company if such transactions are consummated.

            Section 8.5 Contracts.

            There shall be no threatened, pending or ongoing Action in respect of any Contract. None of Seller, the Buyers or any of their Affiliates shall be aware of any breach, default or other failure to abide by the terms of any Contract.

                                   ARTICLE IX

                       CONDITIONS TO SELLER'S OBLIGATIONS

            In addition to the matters addressed in Article IV of this Agreement, the obligations of the Seller to proceed with the Closing, are subject to the satisfaction, or waiver in writing by Seller on or prior to the Closing Date of the following conditions:

            Section 9.1 Accuracy of Representations and Warranties.

            The representations and warranties made by each of the Buyers in this Agreement shall be true and correct in all material respects (and those qualified as to materiality shall be true and correct in all respects) as of the Execution Date and the Closing Date as though made as of such dates, and each of the Buyers shall have delivered to Seller a certificate to that effect, dated on such dates, and signed by a duly elected and authorized official of each of the Buyers.

            Section 9.2 Performance of Covenants.

            Each and all of the covenants and agreements of each of the Buyers to be performed or complied with prior to the Closing Date respectively shall have been duly performed or complied with by each of the Buyers in all material respects, and each of the Buyers shall have delivered to Seller a certificate to that effect, dated as of such date, and signed by a duly elected and authorized official of each of the Buyers.

            Section 9.3 Government Approvals.

            Any and all Authorizations or other administrative authority required from any Governmental Entity to proceed with the transactions contemplated hereby shall have been obtained by each of TeleRoss, SFMT, Seller or the Company.

            Section 9.4 No Legal Proceedings.

            No injunction shall be in effect prohibiting or restraining the transactions contemplated by this Agreement and no Action shall have been commenced or threatened by any Governmental Entity to restrain or challenge the transactions contemplated by this Agreement or seeking to obtain material damages from either of the Buyers or their Affiliates or the Company if such transactions are consummated.

                                    ARTICLE X

                                 INDEMNIFICATION

            Section 10.1 Indemnification by Seller.

            Seller will indemnify, defend, save and hold each of the Buyers and any of their Affiliates (including the Company) and any of its and their respective directors, officers, employees or agents ("Buyers' Affiliates") harmless from and against any and all damage, liability, loss, penalty, expense, assessment, judgment or deficiency of any nature whatsoever (including, without limitation, reasonable attorneys' fees and expenses, consultants' and investigators' fees and expenses and other costs and expenses incident to any suit, action or proceeding) actually incurred or sustained by either Buyer or any of Buyers' Affiliates which shall arise out of or result from (a) any breach of any representation and warranty given or made by Seller in Article V herein or in any certificate delivered with respect thereto, or (b) the noncompliance with or nonperformance of any agreement, obligation or covenant of Seller under this Agreement, provided that such breach, noncompliance or nonperformance resulted in liabilities or losses for the Buyers or Buyers' Affiliates or the Company, as appropriate, in an aggregate amount equal to or exceeding US $250,000 (or the equivalent thereof in any other currency).

            Section 10.2 Indemnification by Buyers.

            Each of the Buyers will indemnify, defend, save and hold Seller and any of its Affiliates and any of its or their respective directors, officers, employees or agents ("Seller's Affiliates") harmless from and against any and all damage, liability, loss, penalty, expense, assessment, judgment or deficiency of any nature whatsoever (including, without limitation, reasonable attorneys' fees and expenses, consultants' and investigators' fees and expenses and other costs and expenses incident to any suit, action or proceeding) actually incurred or sustained by Seller or any of Seller's Affiliates which shall arise out of or result from (a) any breach of any representation and warranty given or made by either Buyer in Article VI herein or in any certificate delivered with respect thereto, or (b) the noncompliance with or nonperformance of any agreement, obligation or covenant of Buyer under this Agreement, provided that such breach, noncompliance or nonperformance resulted in liabilities or losses for the Seller or Seller's Affiliates, as appropriate, in an aggregate amount equal to or exceeding US $250,000 (or the equivalent thereof in any other currency).

            Section 10.3 Third-Party Claims.

            Reasonably promptly after service of notice of any claim or of process by any third person in any matter in respect of which indemnity may be sought from the other party pursuant to this Agreement, the party in receipt of the claim (the "Indemnified Party") shall notify the other party (the "Indemnifying Party") of the receipt thereof. Failure to give such notice reasonably promptly shall not relieve the Indemnifying Party of its obligation hereunder; provided, however, that if such failure to give notice reasonably promptly adversely affects the ability of the Indemnifying Party to defend such claims or materially increases the amount of indemnification which the Indemnifying Party is obligated to pay hereunder, the amount of indemnification to which the Indemnified Party will be entitled to receive shall be reduced to an amount which the Indemnified Party would have been entitled to receive had such notice been timely given. Unless the Indemnifying Party shall notify the Indemnified Party that it elects to assume the defense of any such claim or process or settlement thereof (such notice to be given as promptly as reasonably possible in view of the necessity to arrange for such defense (and in no event later than 10 days following the aforesaid notice) and to be accompanied by an acknowledgment of the Indemnifying Party's obligation to indemnify the Indemnified Party in respect of such matter), the Indemnified Party shall assume the defense of any such claim or process or settlement thereof. Such defense shall be conducted expeditiously (but with due regard for obtaining the most favorable outcome reasonably likely under the circumstances, taking into account costs and expenditures) and the Indemnifying Party or Indemnified Party, as the case may be, shall be advised promptly of all developments. If the Indemnifying Party assumes the defense, the

Indemnified Party will have the right to participate fully in any such action or proceeding and to retain its own counsel, but the fees and expenses of such counsel will be at its own expense unless (i) the Indemnifying Party shall have agreed to the retention of such counsel for both the Indemnifying and Indemnified Parties or (ii) the named parties to any such suit, action or proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No settlement of a claim by either party shall be made without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any such action or proceeding (and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such matter) to the extent that the action or proceeding seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party subject to the same requirements referred to above for the Indemnifying Party when it is entitled to assume such defense and the Indemnified Party shall have the right to settle such matter without the prior written consent of the Indemnifying Party unless such settlement involves the payment of money, in which event the required prior written consent shall not be unreasonably withheld or delayed.

                                   ARTICLE XI

                                  CHANGE IN LAW

            Section 11.1 Change in Law Preventing Performance.

            Notwithstanding anything in this Agreement to the contrary, if any Party is prevented from performing in full its obligations under this Agreement as a result of a change in any applicable Law unforeseeable at the date of this Agreement or on the Closing Date, then the affected Party shall notify the other Party hereto of such change in Law within 14 days thereof. The notification referencing the relevant change in Law must include the full name and official details of the corresponding legal act of the appropriate Governmental Entity, as well as the source of official publication of this act (to the extent such act is published). If such change in Law prevents the performance in full of the notifying Party's obligations for more than three (3) months, provided, that such Party has duly notified the other Party hereto in accordance with this
Section 11.1, then either Party shall have the right to terminate this Agreement by giving fifteen (15) days' written notice to the other Party.

                                   ARTICLE XII

                        TERMINATION PRIOR TO CLOSING DATE

            Section 12.1 Noncompliance or Nonperformance Prior to Closing Date.

            In addition to Buyers' right to terminate under Section 4.2(b) and the Parties' right to terminate under Section 11, if a Party materially breaches any term or condition of this Agreement to be complied with at or before the Closing Date or the obligations of such Party become incapable of fulfillment prior to the Closing Date (other than as provided for in Section 11), and such breach or noncompliance shall not have been waived by the other Party or Parties hereto, then this Agreement may be terminated, the Closing Date shall not occur and the transactions contemplated hereby may be abandoned upon written notice by the nonbreaching Party to the breaching Party, without prejudice to the terminating Party's rights to claim damages or other relief, provided, that a breaching Party shall be granted five (5) Business Days from the date of the notice of termination to cure any breach or failure to comply.

            Section 12.2 Effect of Termination.

            If this Agreement is validly terminated pursuant to Section 12.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of either Party (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), without prejudice to the terminating Party's rights provided for in Section 12.1 above and except that the provisions with respect to expenses in Section 13.11, the survival of representations and warranties in Section 13.6 and confidentiality in Section 7.3 will continue to apply following any such termination. For the avoidance of doubt, if the Amendments are not registered after the Closing Date as provided herein, then the termination of this Agreement shall be governed by Section 4.2.

                                  ARTICLE XIII

                                  MISCELLANEOUS

            Section 13.1 Effectiveness of the Agreement.

            This Agreement enters into full force and effect on the date first written in the Preamble, provided that the obligations of the Parties are contingent upon fulfillment of the conditions as provided for herein.

            Section 13.2 Relations between Seller and the Company.

            The Seller agrees to continue to carry out all of its obligations under the Contracts all in accordance with their respective terms and conditions and shall use its best efforts to maintain the Contracts in force and effect until their respective dates of expiration, subject to their respective terms and conditions and the governing law of such Contracts. Notwithstanding anything in this Agreement to the contrary, the Parties agree that the Seller shall not be under any obligation to enter into new contracts with the Company or to amend or modify the Contracts in any manner unless otherwise specifically provided for in the Contracts or unless such new contracts or amendments or modifications to the Contracts are negotiated in good faith to the satisfaction of the respective parties thereto.

            Section 13.3 Severability.

            It is expressly understood and agreed that any condition or provision of this Agreement (including without limitation any condition precedent such as obtaining the CBR License) that is invalid or unenforceable in any situation in any jurisdiction shall not affect the enforceability of the remaining terms and provisions hereof nor shall it affect the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

            Section 13.4 Integration; Independent Obligations.

            (a) This Agreement (including the Exhibits attached hereto) constitutes the entire agreement and understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, relating to the subject matter hereof.

            (b) Notwithstanding anything herein to the contrary, it is agreed that any obligations hereunder expressly represented to be the responsibility of either TeleRoss or SFMT, including, without limitation, the express obligations set forth in Section 10.2, shall be an obligation of such Party only, and neither the performance of any such obligation, nor any liability arising from the failure to perform any such obligation, shall be allocated to the other Party not expressly responsible for such obligation hereunder.

            Section 13.5 Assignment.

            This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by Buyers without the prior written consent of Seller or by Seller without the prior written consent of Buyers; provided, however, that this Agreement may be assigned by Buyers to any corporate parent or any directly or indirectly wholly-owned subsidiary of such corporate parent, provided that Buyers shall continue to be bound by this Agreement after such assignment.

            Section 13.6 Survival.

            The representations, warranties and covenants set forth in this Agreement are deemed repeated on each of the Execution Date, the Closing Date and the Escrow Release Date (unless specific dates are otherwise indicated in the text of such provisions and taking into account all of the facts and circumstances existing as of such dates). The liability for breach of the representations and warranties (other than breach of the representations and warranties in Sections 5.1, 5.2, 5.4, 5.6, 5.8, 6.1, 6.2, 6.4 and 6.5) shall survive such dates for one year following the Escrow Release Date, and the liability for breach of the representations and warranties in Sections 5.1, 5.2, 5.4, 5.6, 5.8, 6.1, 6.2, 6.4 and 6.5 shall survive until the expiration of the applicable statutes of limitations provided for by the Laws governing this Agreement.

            Section 13.7 Counterparts.

            This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement is executed in Russian and in English, with 1 (one) copy in each language for each Party hereto, and 1
(one) copy in each language to GTI. In the event of any discrepancies between the English and Russian versions, the English shall prevail.

            Section 13.8 Headings.

            The headings in this Agreement are included for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

            Section 13.9 Waiver; Requirement of Writing.

            This Agreement cannot be changed or any performance, term or condition waived in whole or in part except by a writing signed by the party against whom enforcement of the change or waiver is sought. Other than with respect to receipt of any Authorization required under applicable Law, any term or condition of this Agreement may be waived at any time by the Party hereto entitled to the benefit thereof. No delay or failure on the part of any Party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.

            Section 13.10 Finder's Fees; Brokers.

            Seller and each of the Buyers represent and warrant that there are no claims (or any basis for any claims) for brokerage commissions, finder's fees or like payments in connection with this Agreement or the transactions contemplated hereby resulting from any action taken by it or on its behalf. Seller shall indemnify and hold each Buyer harmless and Buyers shall indemnify and hold Seller harmless with respect to their respective representations and warranties set forth in this Section 13.10.

            Section 13.11 Expenses.

            Each of the Parties hereto shall pay, without right of reimbursement from the another Party or from the Company, its own costs, Taxes as well as all the costs incurred by it incident to the preparation, execution and delivery of this Agreement and the performance of its obligations hereunder, whether or not the transactions contemplated by this Agreement shall be consummated; provided, however, that the Escrow Agent's fees shall be payable by the Buyers.

            Section 13.12 Exclusivity

            The arrangements between the Parties set out herein shall be exclusive and the Parties undertake not to enter into similar arrangements with another party at any time with any other party, until (i) the Cut Off Date (or such later date as may be agreed between the Parties in writing) or (ii) this Agreement has been terminated as provided herein.

            Section 13.13 Notices.

            Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and personally delivered or sent by facsimile or sent, postage prepaid, by registered or certified mail, return receipt requested, or by recognized overnight courier service, postage or other charges prepaid, and shall be deemed given when so delivered by hand or facsimilied, or when received if sent by mail or by courier, as follows:

            If to Seller:

            OAO Rostelecom
            Russian Federation, 125047,
            Moscow, ul. 1st Tverskaya-Yamskaya, 14

            Attention: Kouznetsov Sergei Ivanovich

            Fax: +7-095-787-2850

            If to SFMT:

            SFMT-CIS, Inc.
            4400 MacArthur Boulevard, N.W.
            Office 200
            Washington DC, 20007, USA
            Attention: General Counsel

            Fax: (1-202) 332-4877
            Telephone: (1-202) 332-5997

            If to TeleRoss:

            OOO TeleRoss
            Russian Federation, 111250
            Moscow, 12 Krasnokazarmennaya Street

            Attention: General Director

            Telephone: 7-095-787-1000
            Fax: 7-095-787-1010
            with a copy to (in case of a notice to SFMT or TeleRoss)

            Golden TeleServices Representation Office
            12 Trubnaya Street
            8th Floor
            Moscow, Russia 103045

            Attention: General Director

            Telephone: 7-095-797-9300
            Fax: 7-095-797-9332

or such other person or address as the addressee may have specified in a notice duly given to the sender as provided herein.

            Section 13.14 Applicable Law.

            This Agreement will be construed and interpreted in accordance with and governed by the laws of the State of New York, United States of America.

            Section 13.15 Dispute Resolution.

            Any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) shall be referred to and finally resolved by arbitration under the Arbitration Rules (the "Rules") of the London Court of International Arbitration (the "LCIA"). The arbitral tribunal shall consist of one arbitrator and the appointing authority shall be the LCIA. The seat of arbitration shall be London, England and the language of the arbitration shall be English. Any arbitral award shall be final and may not be challenged in any other arbitral tribunals located in any other jurisdictions. The successful party shall have the right to enforce such arbitral award in any court of competent jurisdiction. All expenses connected with the arbitration, including legal fees and other fees, incurred by the parties when resolving disputes under this Agreement shall be payable in accordance with the arbitral award of the tribunal.

            Section 13.16 No Insider Trading.

            If any Party obtains material, nonpublic information about another Party or any of its Affiliates, businesses, subsidiaries or ventures in the course of the transaction contemplated by this Agreement, the Party in receipt of such information (the "Recipient") agrees that neither the Recipient nor its representatives will trade, and that the Recipient will undertake reasonable precautions to disallow its representatives from trading, in the other Party's securities (or the securities of any Affiliate of another Party) during such time as such information is material and nonpublic.

            Section 13.17 Public Announcements.

            None of the Parties shall make any press release or public announcement with respect to the transactions contemplated hereby without (a) in the case of either of the Buyers, obtaining the prior written approval of Seller and (b) in the case of Seller, obtaining the prior written approval of each of the Buyers, except in each case as may be required by law or regulations of securities exchanges. Approvals under this Section 13.17 shall not be unreasonably withheld or delayed.

            Section 13.18 No Third-Party Beneficiaries.

            Nothing in this Agreement will be construed as giving any person, firm, corporation or other entity, other than the Parties hereto, their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, this Ownership Interest Purchase Agreement has been validly executed and delivered by the duly authorized representatives of the Parties hereto as of the Execution Date.

OOO TELEROSS                            SFMT-CIS, INC.

By: _______________________________     By:_____________________________________
    Name: Stanley Abbeloos                 Name:  Alexander Vinogradov
    Title: General Director                Title: President and CEO

By: _______________________________
    Name:
    Title: Chief Accountant


                                        OAO ROSTELECOM

                                        By:_____________________________________
                                           Name: S.I. Kouznetsov
                                           Title: General Director

                                        By:_____________________________________
                                           Name:
                                           Title: Chief Accountant

                                                                       EXHIBIT A

                                LIST OF CONTRACTS

                                                                       EXHIBIT B

                              FORM OF GTI GUARANTEE

                                                                       EXHIBIT C

                      FORM OF REGISTRATION RIGHTS AGREEMENT

                                                                       EXHIBIT D

                         FORM OF SUBSCRIPTION AGREEMENT

                                                                       EXHIBIT E

                        FORM OF TELEROSS PROMISSORY NOTE

                                                                       EXHIBIT F

                        FORM OF SELLER'S TRANSFER NOTICE

                                                                       EXHIBIT G

                                  FORM OF PROXY

                                                                       EXHIBIT H

                         FORM OF BUYERS' TRANSFER NOTICE


                                       46